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                                                                    EXHIBIT 23.2

29 September 2000

To Whom It May Concern:

We hereby consent to the incorporation by reference in prospectus constituting part of the registration statements on Form S-1 (No 333-59421) and Form S-8 (No 333-68445) of Home Security International Inc. of our report relating to the audit of the consolidated balance sheets of Ness Security Products Pty Ltd. on June 30, 2000 and 1999 and the related consolidated statements of income, cashflows and changes in shareholders equity for the year then ended, which report is dated September 29, 2000 and appears in this Form 10K.


/s/ Margaret Dreyer
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Margaret Dreyer
Deloitte Touche Tohmatsu
September 29, 2000
Sydney, Australia


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     The liability of Deloitte Thouche Tohmatsu is limited by, and to the extent of the Accountants' Scheme under the Professional Standards Act 1994 (NSW).